Exhibit 99.1

American Media, Inc. Promotes Dean Durbin To Chief Operating Officer - Will Continue To Serve As

Chief Financial Officer

New York, NY, November 13, 2008 – American Media, Inc. (AMI) today announced that Dean Durbin will now become Chief Operating Officer in addition to being the Chief Financial Officer of American Media Operations, Inc. (AMOI), its operating subsidiary. Mr. Durbin, an executive with more than 30 years of financial and publishing experience, succeeds John Miller as COO, who resigned at the end of October.

As AMOI’s Chief Financial Officer, Mr. Durbin is responsible for the company’s finances, accounting, financial reporting, information technology and planning functions. As Chief Operating Officer, he will now also be responsible for the consumer marketing (circulation), production operations and building management departments.

“Dean has done an outstanding job as our Chief Financial Officer and I feel he will be an even greater asset to the company in this expanded role as COO/CFO,” said David Pecker, AMI’s Chairman and CEO.

Mr. Durbin previously spent seven years at Vertis Communications, Inc., a provider of print advertising, direct marketing solutions, and related value added services to retail and consumer services companies, most recently as Chief Executive Officer, a position in which he managed assets totaling $1.1 billion. He spent his first four years at Vertis as Senior Vice President and Chief Financial Officer. Mr. Durbin’s experience also includes positions as Senior Vice President and Chief Financial Officer at both TC Advertising and The Thomson Corporation-Professional Publishing Group. He began his business career at The McGraw-Hill Companies, eventually becoming the Vice President, Construction Group Controller.

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S. These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer. In addition to print properties, the company maintains 14 different web sites for its brands. AMI also owns Distribution Services, Inc., the country’s #1 in-store magazine merchandising company.

Contact:

Richard Valvo 212-744-2683

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